SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 10, 2008

BLAZE ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-53368	26-0316964
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3350 Americana Terrace, Suite 215

Boise, Idaho 83706

 (Address of principal executive offices) (Zip Code)

(208) 287-4471

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On October 6, 2008, Blaze Energy Corp. (“Blaze”) and EESV Fayetteville, Inc. (“EESV Fayetteville”) entered into a Term Loan and Security Agreement (the “Loan Agreement”) with R. Brooks Potter (the “Lender”).  The loan was closed and funded on October 10, 2008.  EESV Fayetteville is a wholly-owned subsidiary of Blaze.  Under the Loan Agreement, the Lender loaned Blaze $500,000.  The loan bears interest at the rate of 10% per year.  If Blaze elects to make monthly payments of interest, then interest will be computed as simple interest.  If Blaze elects to make a balloon payment of all principal and accrued interest at maturity, then interest will be compounded.  The loan matures on the six month anniversary of the date of the Loan Agreement.  However, Blaze has the option of extending the maturity date of the loan for an additional six months, in which event the loan will bear interest at the rate of 12% per annum during the extended period.   Blaze has the right to prepay the loan at any time, in which event Blaze will be obligated to a pay a prepayment fee equal to the amount of all interest that would have accrued on the loan from the date of the prepayment to the maturity date of the loan if the loan had not been prepaid.  The loan is guaranteed by EESV Fayetteville, and secured by a first mortgage lien on various producing gas wells owned by EESV Fayetteville in the Fayetteville Shale Field.   Approximately $150,000 of the loan proceeds were used to pay general and administrative expenses of Blaze and its majority shareholder, Environmental Energy Services, Inc., and the balance was used to pay Blaze’s share of drilling expenses for wells being drilled in the Fayetteville Shale Field.  The Lender is an employee of Environmental Energy Services, Inc.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Exhibit Title

10	Term Loan and Security Agreement by and among R. Brooks Potter, Blaze Energy Corp. and EESV Fayetteville, Inc.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BLAZE ENERGY CORP.
Date: October 17, 2008	/s/ Michael Thompson
By: Michael Thompson, President

2